EXECUTION VERSION

SHARE EXCHANGE AGREEMENT

By and Among

WORLD TROPHY OUTFITTERS, INC.,

FAST MORE LIMITED,

CHEER GOLD DEVELOPMENT LIMITED

and

FLOSTER INVESTMENT LIMITED

Dated as of November 12, 2008

i

Section 4.02	Delivery of Books and Records	10
Section 4.03	Third Party Consents and Certificates	10
Section 4.04	Cancellation of Shares Held By Principal Stockholder	10
Section 4.05	Designation of Directors and Officers	10
Section 4.06	Indemnification.	10
Section 4.07	The Acquisition of World Trophy Common Stock	11
ARTICLE V CONDITIONS PRECEDENT TO OBLIGATIONS OF WORLD TROPHY		12
Section 5.01	Accuracy of Representations and Performance of Covenants	12
Section 5.02	Officer’s Certificate	12
Section 5.03	Good Standing	12
Section 5.04	Approval by Stockholders	12
Section 5.05	No Governmental Prohibition	12
Section 5.06	Consents	12
Section 5.07	Other Items.	13
ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF FAST MORE AND THE STOCKHOLDER		13
Section 6.01	Accuracy of Representations and Performance of Covenants	13
Section 6.02	Officer’s Certificate	13
Section 6.03	Good Standing	13
Section 6.04	No Governmental Prohibition	13
Section 6.05	Consents	13
Section 6.06	Legal Opinion.	14
Section 6.07	Other Items	14
ARTICLE VII MISCELLANEOUS		14
Section 7.01	Brokers	14
Section 7.02	Governing Law; Jurisdiction; Venue	14
Section 7.03	Notices	14
Section 7.04	Attorney’s Fees	16
Section 7.05	Confidentiality	16
Section 7.06	Public Announcements and Filings	16
Section 7.07	Recitals	16
Section 7.08	Third Party Beneficiaries	16
Section 7.09	Expenses	16
Section 7.10	Survival; Termination	17
Section 7.11	Counterparts	17
Section 7.12	Amendment or Waiver	17
Section 7.13	Best Efforts	17
Section 7.14	Entire Agreement	17
FAST MORE SCHEDULES		1
WORLD TROPHY SCHEDULES		1
EXHIBIT A FORM OF INVESTMENT LETTER		1

ii

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of this 12th day of November, 2008, by and among WORLD TROPHY OUTFITTERS, INC., a Nevada corporation (“World Trophy”), FAST MORE LIMITED, a Hong Kong investment holding company (“Fast More”), CHEER GOLD DEVELOPMENT LIMITED, a company organized under the laws of Samoa (“Cheer Gold”) and FLOSTER INVESTMENT LIMITED, a company organized under the laws of Samoa (“Floster”, and together with Cheer Gold, the “Stockholders”), upon the following premises:

RECITALS:

WHEREAS, World Trophy is a U.S. publicly held corporation with no significant operations;

WHEREAS, Cheer Gold and Floster own ninety-four percent (94%) and six percent (6%) of the issued and outstanding shares of capital stock of Fast More, respectively, and the Stockholders collectively own one hundred percent (100%) of the issued and outstanding shares of capital stock of Fast More (the “Fast More Shares”);

WHEREAS, World Trophy desires to acquire the Fast More Shares in exchange for the issuance by World Trophy to the Stockholders of Thirty-Five Million (35,000,000) newly-issued shares of World Trophy’s common stock, par value $0.001 per share (“World Trophy Common Stock”), of which Thirty-Two Million Nine Hundred Thousand (32,900,000) shares shall be issued to Cheer Gold and Two Million One Hundred Thousand (2,100,000) shall be issued to Floster (the “Exchange”); and

WHEREAS, the parties hereto intend for this transaction to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) and/or Section 351 of the Internal Revenue Code of 1986, as amended.

AGREEMENT:

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF FAST MORE

As an inducement to, and to obtain the reliance of World Trophy, except as set forth in those schedules prepared by Fast More which are attached and made a part hereto (the “Fast More Schedules”), Fast More hereby represents and warrants as of the date hereof (the “Closing Date”) as follows:

Section 1.01 Organization. Fast More is a company duly organized, validly existing, and in good standing under the laws of Hong Kong and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in all material respects as it is now being conducted. Included in Item 1.01 of the Fast More Schedules are complete and correct copies of Fast More’s Certificate of Incorporation as in effect on the date hereof and the Memorandum and Articles of Association of Fast More (together, the “Fast More Charter”). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Fast More Charter. Fast More has taken all actions required by law, from its Fast More Charter, or otherwise to authorize the execution and delivery of this Agreement. Fast More has full power, authority, and legal right and has taken all action required by law, the Fast More Charter, and otherwise to consummate the transactions herein contemplated.

Section 1.02 Capitalization. The authorized capitalization of Fast More consists of Ten Thousand (10,000) ordinary shares of capital stock, par value HK$1.00 per share (“Fast More Capital Stock”). There are Ten Thousand (10,000) shares of Fast More Capital Stock currently issued and outstanding, of which Cheer Gold and Floster own Nine Thousand Four Hundred (9,400) shares and Six Hundred (600) shares, respectively. The issued and outstanding shares are legally issued, fully paid and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03 Subsidiaries. Changxing Chisen Battery Co., Limited (“Chisen”) exists as the wholly-owned and chief operating subsidiary of Fast More. Chisen’s principal business is the manufacture and sale of sealed lead-acid battery products. Beyond this entity, Fast More does not have any other subsidiaries and does not own, beneficially or of record, any shares of any other corporation. For purposes hereinafter, the term “Fast More” also includes Chisen.

Section 1.04 Financial Statements.

(a) Included in Item 1.04(a) of the Fast More Schedules are (i) the audited consolidated balance sheet of Fast More as of March 31, 2008, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended March 31, 2008 and 2007 together with the notes to such statements (the “Fast More Audited Financial Statements”) and the opinion of Mazars CPA Limited, the independent certified public accountants of Fast More (“Mazars”).

(b) Included in Item 1.04(b) of the Fast More Schedules are: (i) an unaudited condensed consolidated balance sheet of Fast More at June 30, 2008, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the three (3) months ended June 30, 2008 and 2007 together with notes to such statements (together with the Fast More Audited Financial Statements, the “Fast More Financial Statements”); all such financial statements have been reviewed by Mazars.

(c) All such Fast More Financial Statements have been prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) consistently applied throughout the periods involved. Fast More’s balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Fast More. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Fast More had no other liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of Fast More in accordance with GAAP. Fast More’s statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by GAAP.

(d) Fast More has no liabilities with respect to the payment of any federal, state, county, local or other domestic or foreign taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable (if any).

(e) All of Fast More’s assets are reflected in the Financial Statements, and, except as set forth in the Financial Statements or the notes thereto, Fast More has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05 Options or Warrants. Except as set forth in the Financial Statements, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued shares of Fast More Capital Stock.

Section 1.06 Absence of Certain Changes or Events. Since June 30, 2008:

(a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Fast More;

(b) Fast More has not (i) amended the Fast More Charter; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c) Fast More has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

(d) Except as set forth in the Fast More Financial Statements, there are no material actions, suits, proceedings, or investigations pending or, to the knowledge of Fast More after reasonable investigation, threatened by or against Fast More or affecting Fast More or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Fast More does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.07 Contracts.

(a) All contracts, agreements, franchises, license agreements, and other commitments to which Fast More is a party or by which its properties are bound and which are material to the operations of Fast More taken as a whole are valid and enforceable by Fast More in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

Section 1.08 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Fast More is a party or to which any of its assets, properties or operations are subject.

Section 1.09 Compliance With Laws and Regulations. To the best of its knowledge, Fast More has complied with all applicable foreign and domestic statutes and regulations of any federal, state, provincial or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Fast More or except to the extent that noncompliance would not result in the occurrence of any material liability for Fast More.

Section 1.10 Approval of Agreement. The board of directors of Fast More has unanimously authorized the execution and delivery of this Agreement by Fast More and have approved this Agreement and the transactions contemplated hereby, and will recommend to the Stockholders that the Exchange be approved by the Stockholders.

Section 1.11 Valid Obligation. This Agreement and all agreements and other documents executed by Fast More in connection herewith constitute the valid and binding obligation of Fast More, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.12 Information. The information concerning Fast More set forth in this Agreement and in the Fast More Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF WORLD TROPHY

As an inducement to, and to obtain the reliance of Fast More and the Stockholders, except as set forth in those schedules prepared by World Trophy which are attached and made a part hereto (the “World Trophy Schedules”), World Trophy represents and warrants, as of the Closing Date, as follows:

Section 2.01 Organization. World Trophy is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Set forth in Item 2.01 of the World Trophy Schedules are complete and correct copies of the Articles of Incorporation and Bylaws of World Trophy as in effect on the Closing Date (together, the “World Trophy Charter”). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the World Trophy Charter. World Trophy has taken all action required by law, the World Trophy Charter or otherwise to authorize the execution and delivery of this Agreement, and World Trophy has full power, authority, and legal right and has taken all action required by law, the World Trophy Charter or otherwise to consummate the transactions herein contemplated.

Section 2.02 Capitalization. World Trophy’s authorized capitalization consists of (a) One Hundred Million (100,000,000) shares of World Trophy Common Stock, of which 33,658,200 shares were issued and outstanding prior to the transaction contemplated by the Exchange and (b) Ten Million (10,000,000) shares of preferred stock (“Preferred Stock”), none of which were issued or outstanding immediately preceding the consummation of the Exchange. All issued and outstanding shares of World Trophy Common Stock are duly authorized, legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 2.03 Subsidiaries and Predecessor Corporations. World Trophy does not have any predecessors or subsidiaries and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04 Financial Statements.

(a) Set forth in Item 2.04(a) of the World Trophy Schedules are (i) the audited balance sheets of World Trophy as of March 31, 2008, and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal year ended March 31, 2008, together with the notes to such statements and the opinion of Pritchett, Silver & Hardy, P.C. (“Pritchett”), independent certified public accountants of World Trophy with respect thereto.

(b) Set forth in Item 2.04(b) of World Trophy Schedules are: (i) an unaudited balance sheet of World Trophy at September 30, 2008, and the related unaudited statements of operations, stockholders’ equity and cash flows for the three (3) and six (6) months ended September 30, 2008 together with the notes to such statements, and all such financial statements have been reviewed by Pritchett.

(c) All such financial statements have been prepared in accordance with GAAP consistently applied throughout the periods involved. World Trophy’s balance sheets are true and accurate and present fairly as of their respective dates the financial condition of World Trophy. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, World Trophy had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of World Trophy, in accordance with GAAP. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by GAAP.

(d) World Trophy has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(e) World Trophy has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from its inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(f) All of World Trophy’s assets are reflected in its financial statements, and, except as set forth in the World Trophy Schedules or the financial statements of World Trophy or the notes thereto, World Trophy has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

(g) World Trophy has no liabilities as of the Closing Date.

Section 2.05 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of World Trophy.

Section 2.06 Absence of Certain Changes or Events. Since September 30, 2008:

(a) There has not been any material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of World Trophy;

(b) World Trophy has not (i) amended the World Trophy Charter; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any transactions or agreements other than in connection with this Agreement and the transactions contemplated herein; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; and

(c) World Trophy has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement.

Section 2.07 Litigation and Proceedings There are no actions, suits, proceedings or investigations pending or threatened by or against World Trophy or affecting World Trophy or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. World Trophy has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.08 Contracts. Except as set forth in Item 2.09 of the World Trophy Schedules:

(a) World Trophy is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral.

(b) World Trophy is not a party to or bound by, and the properties of World Trophy are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c) World Trophy is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of World Trophy.

Section 2.09 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which World Trophy is a party or to which any of its assets, properties or operations are subject.

Section 2.10 Compliance With Laws and Regulations. World Trophy has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.11 Approval of Agreement. The Sole Director of World Trophy has authorized the execution and delivery of this Agreement by World Trophy and has approved this Agreement and the transactions contemplated hereby.

Section 2.12 Material Transactions or Affiliations. There exists no contract, agreement or arrangement between World Trophy and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by World Trophy to own beneficially, five percent (5%) or more of the issued and outstanding common stock of World Trophy and which is to be performed in whole or in part after the date hereof or was entered into not more than three (3) years prior to the Closing Date. Neither any officer, director, nor five percent (5%) stockholder of World Trophy has, or has had since inception of World Trophy, any known interest, direct or indirect, in any such transaction with World Trophy which was material to the business of World Trophy. World Trophy has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.13 Bank Accounts; Power of Attorney. Set forth in Item 2.14 of the World Trophy Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by World Trophy within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of World Trophy, (b) all safe deposit boxes and other similar custodial arrangements maintained by World Trophy within the past twelve (12) months, (c) the check ledger for the last twelve (12) months and (d) the names of all persons holding powers of attorney from World Trophy or who are otherwise authorized to act on behalf of World Trophy with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.14 Valid Obligation. This Agreement and all agreements and other documents executed by World Trophy in connection herewith constitute the valid and binding obligation of World Trophy, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.15 Filings. World Trophy has timely filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Section 2.16 OTCBB. World Trophy’s Common Stock is traded on the Over-The-Counter Bulletin Board (“OTCBB”) and meets all requirements to be listed on the OTCBB.

Section 2.17 Correspondence with SEC. Except as set forth in Item 2.18 of the World Trophy Schedules, World Trophy has had no correspondence with the U.S. Securities & Exchange Commission (the “SEC”) relating to World Trophy’s filings with the SEC.

Section 2.18 Sarbanes-Oxley Certifications. World Trophy has made all certifications to the SEC required to date under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

Section 2.19 No Material Misstatements or Omissions. No filing made with the SEC (“SEC Documents”) at the time such filing was made, none of the materials provided to Fast More and the Stockholders in connection with this Agreement and the transactions contemplated hereby and none of the representation and warranties made in this Agreement or any of the other transaction document in connection with this Agreement include any untrue statements of material fact, nor do World Trophy’s SEC Documents at the time of filing and none of the representations and warranties made in this Agreement or any other transaction document in connection with this Agreement omit to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 2.20 Information. The information concerning World Trophy set forth in this Agreement and the World Trophy Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE III
PLAN OF EXCHANGE

Section 3.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Stockholders, by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the Fast More Shares, constituting all of the shares of Fast More Capital Stock, including voting power, of Fast More. In exchange for the transfer of the Fast More Shares by the Stockholders, World Trophy shall issue to the Stockholders share certificates representing an aggregate amount of Thirty-Five Million (35,000,000) shares of World Trophy Common Stock (the “Common Shares”) of which Cheer Gold and Floster will each receive certificates in the amount of Thirty-Two Million Nine Hundred Thousand (32,900,000) shares and Two Million One Hundred Thousand (2,100,000) shares, respectively. As a result of the Exchange as contemplated herein, the Stockholders, collectively, will beneficially own seventy percent (70%) of the voting capital stock of World Trophy on the Closing Date, 65.8% of which will be owned by Cheer Gold and 4.2% of which will be owned by Floster. On the Closing Date, the Stockholders shall surrender their certificate or certificates representing the Fast More Shares to World Trophy, World Trophy’s counsel or World Trophy’s registrar or transfer agent. Upon consummation of the transaction contemplated herein, all of the shares of Fast More Capital Stock shall be held by World Trophy. Upon consummation of the transaction contemplated herein (including, but not limited to, the cancellation of the shares set forth in Section 4.04 herein below), there shall be Fifty Million (50,000,000) shares of World Trophy Common Stock issued and outstanding.

Section 3.02 Closing Events. On the Closing Date, World Trophy, Fast More and the Stockholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered on or prior to the Closing Date, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 3.03 Termination. This Agreement may be terminated by the board of directors of Fast More only in the event that World Trophy or Fast More fail to meet the conditions precedent set forth in Articles V and VI herein. If this Agreement is terminated pursuant this Section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except as set forth herein below.

ARTICLE IV
SPECIAL COVENANTS

Section 4.01 Access to Properties and Records. World Trophy and Fast More will each afford to the officers and authorized representatives of the other full access to the properties, books and records of World Trophy or Fast More, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of World Trophy or Fast More, as the case may be, as the other shall from time to time reasonably request. Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

Section 4.02 Delivery of Books and Records. On or prior to the Closing Date, Fast More shall deliver to World Trophy the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Fast More now in the possession of Fast More or its representatives. World Trophy shall deliver to Fast More the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of World Trophy now in the possession of World Trophy or its representatives.

Section 4.03 Third Party Consents and Certificates. World Trophy and Fast More hereby agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04 Cancellation of Shares Held By Principal Stockholder. Concurrent and simultaneous with the consummation of this Agreement on the Closing Date, Mathew Evans, World Trophy’s principal stockholder (the “Principal Stockholder”) shall cancel 18,658,200 shares of World Trophy Common Stock held by the Principal Stockholder in exchange for the payment by World Trophy to the Principal Stockholder of Fifteen Thousand Dollars ($15,000).

Section 4.05 Designation of Directors and Officers. On the Closing Date, (a) Xu Kecheng shall be appointed to serve as a director of World Trophy, effective immediately, (b) Mathew Evans shall resign from each of his officer positions of World Trophy, effective immediately, (c) Xu Kecheng shall be appointed to serve as President and Chief Executive Officer of World Trophy, effective immediately, (d) He Zhiwei shall be appoint to serve as Chief Financial Officer of World Trophy, effective immediately, (e) Fei Wenmei shall be appointed to serve as Corporate Secretary of World Trophy, effective immediately, (f) Liu Chuanjie shall be appointed to serve as Treasurer of Wrold Trophy, effective immediately, (g) Wang Yajun shall be appointed to serve as a Vice-President of World Trophy, effective immediately and (h) Lou Shourong shall be appointed to serve as a Vice-President of World Trophy, effective immediately. After compliance by World Trophy with Rule 14F-1 promulgated under the Exchange Act, Mathew Evans’ resignation as a director shall become effective and the appointment of He Zhiwei, Liu Chuanjie, Dong Quanfeng, Jiang Yanfu, Gong Xiaoyan and Yun Hon Man shall become effective, with Xu Kecheng serving as Chairman of the Board. World Trophy shall draft all necessary instruments to effect the appointments described in this Section 4.05.

Section 4.06 Indemnification.

(a) Fast More hereby agrees to indemnify World Trophy and each of the officers, agents and directors of World Trophy as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the closing hereunder and the consummation of the transactions contemplated hereby and termination of this Agreement for two (2) years following the Closing Date.

(b) World Trophy hereby agrees to indemnify Fast More and each of the officers, agents, and directors of Fast More and the Stockholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the closing hereunder and the consummation of the transactions contemplated hereby and termination of this Agreement for two (2) years following the Closing Date.

Section 4.07 The Acquisition of World Trophy Common Stock. World Trophy and Fast More acknowledge and agree that the consummation of this Agreement including the issuance of the World Trophy Common Stock in exchange for the Fast More Common Stock as contemplated hereby constitutes the offer and sale of securities under the Securities Act of 1933, as amended and applicable state statutes. World Trophy and Fast More agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a) In order to provide documentation for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, each of the Stockholders shall execute and deliver to World Trophy the Investment Representation Letter in substantially the form of Exhibit A attached hereto.

(b) In connection with the transactions contemplated by this Agreement, World Trophy and Fast More shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the States where the Stockholders are domiciled or is otherwise required to file such notices, applications, reports or other instruments unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(c) In order to more fully document reliance on the exemptions as provided herein, Fast More, the Stockholders, and World Trophy shall execute and deliver to the other, at or prior to the Closing Date, such further letters of representation, acknowledgment, suitability, or the like as Fast More, the Stockholders or World Trophy and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(d) The Stockholders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that a legal opinion will be provided to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF WORLD TROPHY

The obligations of World Trophy under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions:

Section 5.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Fast More and the Stockholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). Fast More shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Fast More prior to or on the Closing Date. World Trophy shall be furnished with a certificate, signed by a duly authorized executive officer of Fast More and dated the Closing Date, to the foregoing effect.

Section 5.02 Officer’s Certificate. World Trophy shall have been furnished with certificates dated the Closing Date and signed by a duly authorized officer of Fast More to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Fast More threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Fast More Schedules, by or against Fast More, which might result in any material adverse change in any of the assets, properties, business, or operations of Fast More.

Section 5.03 Good Standing. World Trophy shall have received certificates of good standing from (a) the Registrar of Companies of Hong Kong, dated as of a date within six (6) business days prior to the Closing Date certifying that Fast More is in good standing as a company in Hong Kong, (b) the appropriate authority in Samoa, dated within six (6) business days prior to the Closing Date, confirming that Cheer Gold and Floster are in good standing as companies in Samoa.

Section 5.04 Approval by Stockholders. The Exchange shall have been approved, and shares delivered in accordance with Section 3.01, by the holders of not less than one hundred percent (100%) of the outstanding Fast More Capital Stock, including voting power, of Fast More, unless a lesser number is agreed to by World Trophy.

Section 5.05 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.06 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Fast More after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.07 Other Items.

(a) World Trophy shall have received a list containing the names, addresses, and number of shares held by each holder of Fast More Capital Stock as of the Closing Date, certified by an executive officer of Fast More as being true, complete and accurate; and

(b) World Trophy shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as World Trophy may reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF FAST MORE
AND THE STOCKHOLDER

The obligations of Fast More and the Stockholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by World Trophy in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. World Trophy shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by World Trophy. Prior to or on the Closing Date, World Trophy shall furnish to Fast More a certificate signed by a duly authorized officer of World Trophy and dated the Closing Date, to the foregoing effect.

Section 6.02 Officer’s Certificate. Fast More shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of World Trophy, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of World Trophy threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the World Trophy Schedules, by or against World Trophy, which might result in any material adverse change in any of the assets, properties or operations of World Trophy.

Section 6.03 Good Standing. Fast More shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within five (5) business days prior to the Closing Date certifying that World Trophy is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 6.04 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of World Trophy after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.06 Legal Opinion. Fast More shall have been furnished with a legal opinion from World Trophy’s counsel in the form of Exhibit B hereto stating, among other things, that the transactions contemplated hereby are exempt from registration or qualification and that all presently issued and outstanding shares of World Trophy Common Stock, and all shares of World Trophy Common Stock which are being issued to the Stockholders pursuant to this Agreement on the date hereof, have been duly authorized, validly issued and are fully paid and nonassessable and free of any preemptive or similar rights, have been issued in compliance with applicable securities laws and regulations.

Section 6.07 Other Items. Fast More shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Fast More may reasonably request.

ARTICLE VII
MISCELLANEOUS

Section 7.01 Brokers. World Trophy and Fast More agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. World Trophy and Fast More each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.02 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of State law, with the laws of the State of Nevada. Venue for all matters shall be in Miami-Dade County, Florida, without giving effect to principles of conflicts of law thereunder. Each of the parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States sitting in Miami-Dade County, Florida. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 7.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Fast More, to:	Fast More Limited
RM 1401, 14/F World Commerce Centre Harbour City
7-11 Canton Road TST
Hong Kong
Attention: Xu Xinhua
Telephone: 137-5712-2300
Facsimile: 86-572-620-3599

With copies to:	K&L Gates LLP
Wachovia Financial Center
200 South Biscayne Blvd., Suite 3900
Miami, FL 33131
Attention: Clayton E. Parker, Esq.
Telephone: (305) 539-3300
Facsimile: (305) 358-7095

If to Cheer Gold, to:	Cheer Gold Development Limited
Level 5
Development Bank of Samoa Building
Beach Road, Apia, Samoa
Attention: Xu Kecheng
Telephone: 139-0582-3868
Facsimile: 86-572-623-6588

If to Floster, to:	Floster Investment Limited
Level 2
Nia Mall
Vaea Street, Apia, Samoa
Attention: Xu Xinhua
Telephone: 133-1180-9051
Facsimile: (852) 2845 0504

If to World Trophy, to:	World Trophy Outfitters, Inc.
5210 Fairlee Court
Anaheim Hills, CA 92807
Attention: Mathew Evans
Telephone: (714) 276-7816
Facsimile: (909) 795-6187

With copies to:	Cletha A. Walstrand, PC
1322 W. Pachua Circle
Ivins, Utah 84738
Attention: Cletha A. Walstrand
Telephone: (435) 688-7317
Facsimile: (435) 688-7310

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier and (iii) upon dispatch, if transmitted by facsimile or telecopy and receipt is confirmed by telephone.

Section 7.04 Attorney’s Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.05 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.06 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 7.07 Recitals. The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

Section 7.08 Third Party Beneficiaries. This Agreement is strictly between World Trophy, the Stockholders and Fast More, and, except as specifically provided herein, including, without limitation, those persons indemnified pursuant to Section 4.06 herein, no director, officer, stockholder (other than the Stockholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.09 Expenses. Subject to Section 7.04 above, whether or not the Exchange is consummated, each of World Trophy, the Stockholders and Fast More will bear its own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby. Furthermore, upon the consummation of the Exchange, World Trophy will not be responsible for the legal, accounting and other professional fees incurred by World Trophy prior to the Closing Date.

Section 7.10 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two (2) years.

Section 7.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.12 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.13 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 7.14 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

WORLD TROPHY OUTFITTERS, INC.

By:	/s/ Mathew Evans
Name:	Mathew Evans
Title:	Sole Officer

FAST MORE LIMITED

By:	/s/ Xu Hua
Name:	Xu Hua
Title:	Director

The undersigned Stockholders of Fast More hereby agree to participate in the Exchange on the terms set forth above. Subject to Section 7.11 above, the undersigned hereby represent and affirm that they have read each of the representations and warranties of Fast More set out in Article I hereof and that, to the best of their knowledge, all of such representations and warranties are true and correct.

CHEER GOLD DEVELOPMENT LIMITED

By:	/s/ Xu Kecheng
Name:	Xu Kecheng
Title:	Director

FLOSTER INVESTMENT LIMITED

By:	/s/ Tao Chun Ying
Name:	Tao Chun Ying
Title:	Director

FAST MORE SCHEDULES

Item 1.01	Certificate of Incorporation of Fast More
Please see Annex A attached hereto.
Memorandum and Articles of Association of Fast More
Please see Annex Battached hereto.

Item 1.04(a)	Audited Consolidated Financial Statements of Fast More for the fiscal years ended March 31, 2008 and 2007
Please see Annex Cattached hereto.

Item 1.04(b)	Unaudited Consolidated Financial Statements of Fast More for the three (3) months ended June 30, 2008
Please see Annex Dattached hereto.

Item 1.08	Material Contracts
Please see Annex Eattached hereto.

FAST MORE -1

WORLD TROPHY SCHEDULES

Item 2.01	Articles of Incorporation and Bylaws
Please see Annex Fand Annex G attached hereto.

Item 2.04(a)	Audited Financial Statements of World Trophy for the fiscal year ended March 31, 2008
Please see Annex H attached hereto.

Item 2.04(b)	Unaudited Financial Statements of World Trophy for the three (3) and six (6) months ended September 30, 2008
Please see Annex I attached hereto.

Item 2.09	Material Contracts
None.

Item 2.14	Bank Accounts; Powers of Attorney
None.

Item 2.18	Correspondence with SEC
Please see Annex J attached hereto.

WORLD TROPHY -1

EXHIBIT A

FORM OF INVESTMENT LETTER

The Board of Directors of World Trophy Outfitters, Inc.

Re: Purchase of Shares of Common Stock of World Trophy Outfitters, Inc.

Gentlemen:

In connection with the acquisition by the undersigned of ___________________ (_____________) shares of common stock of World Trophy Outfitters, Inc., par value $0.001 per share (the “Securities”), the undersigned represents that the Securities are being acquired without a view to, or for, resale in connection with any distribution of such Securities or any interest therein without registration or other compliance under the Securities Act of 1933, as amended (“Securities Act”), and that the undersigned has no direct or indirect participation in any such undertaking or in the underwriting of such an undertaking.

The undersigned understands that the Securities have not been registered, but are being acquired by reason of a specific exemption under the Securities Act as well as under certain State statutes for transactions by an issuer not involving any public offering and that any disposition of the subject Securities may, under certain circumstances, be inconsistent with this exemption and may make the undersigned an “underwriter” within the meaning of the Securities Act. It is understood that the definition of an “underwriter” focuses on the concept of “distribution” and that any subsequent disposition of the Securities can only be effected in transactions which are not considered distributions. Generally, the term “distribution” is considered synonymous with “public offering” or any other offer or sale involving general solicitation or general advertising. Under present law, in determining whether a distribution occurs when securities are sold into the public market, under certain circumstances one must consider the availability of public information regarding the issuer, a holding period for the securities sufficient to assure that the persons desiring to sell the securities without registration first bear the economic risk of their investment, whether the holder is an affiliate of the issuer, whether the issuer is or has ever been a shell company and limitations on the number of securities which the stockholder is permitted to sell and on the manner of sale, thereby reducing the potential impact of the sale on the trading markets. These criteria are set forth specifically in the new Rule 144 provisions promulgated under the Securities Act and made effective as of February 15, 2008.

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World Trophy Outfitters, Inc.
Page Two

The undersigned acknowledges that the Securities must be held and may not be sold, transferred, or otherwise disposed of for value unless it is subsequently registered under the Securities Act or an exemption from such registration is available; the issuer is under no obligation to register the Securities under the Securities Act or under Section 12 of the Securities Exchange Act of 1934, as amended, except as may be expressly agreed to by it in writing; if Rule 144 is available, and no assurance is given that it will be, initially only routine sales of such Securities in limited amounts can be made in reliance on Rule 144 in accordance with the terms and conditions of that Rule; the issuer is under no obligation to the undersigned to make Rule 144 available, except as may be expressly agreed to by it in writing; in the event Rule 144 is not available, compliance with Regulation A or some other exemption may be required before the undersigned can sell, transfer, or otherwise dispose of such Securities without registration under the Securities Act; the issuer’s registrar and transfer agent will maintain a stop transfer order against the registration of transfer of the Securities; and the certificate representing the convertible promissory notes and warrants composing the Securities will bear a legend in substantially the following form so restricting the sale of such Securities.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

The issuer may refuse to register transfer of the securities in the absence of compliance with Rule 144 unless the undersigned furnishes the issuer with a “no-action” or interpretative letter from the U.S. Securities and Exchange Commission or an opinion of counsel reasonably acceptable to the issuer stating that the transfer is proper; further, unless such letter or opinion states that the Securities are free of any restrictions under the Securities Act, the issuer may refuse to transfer the Securities to any transferee who does not furnish in writing to the issuer the same representations and agree to the same conditions with respect to such Securities as are set forth herein. The issuer may also refuse to transfer the securities if any circumstances are present reasonably indicating that the transferee’s representations are not accurate.

Very truly yours,

Dated: November __, 2008

For and on behalf of ____________________

A-2

EXHIBIT B

FORM OF LEGAL OPINION

ANNEX A

CERTIFICATE OF INCORPORATION OF FAST MORE

ANNEX B

MEMORANDUM AND ARTICLES OF ASSOCIATION OF FAST MORE

ANNEX C

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF FAST MORE
FOR THE FISCAL YEAR ENDED MARCH 31, 2008

ANNEX D

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF FAST MORE FOR THE THREE (3) MONTHS ENDED JUNE 30, 2008

ANNEX E

LIST OF MATERIAL CONTRACTS OF FAST MORE

ANNEX F

ARTICLES OF INCORPORATION OF WORLD TROPHY

ANNEX G

BYLAWS OF WORLD TROPHY

ANNEX H

AUDITED FINANCIAL STATEMENTS OF WORLD TROPHY
FOR THE FISCAL YEAR ENDED MARCH 31, 2008

ANNEX I

UNAUDITED FINANCIAL STATEMENTS OF WORLD TROPHY
FOR THE THREE (3) AND SIX (6) MONTHS ENDED SEPTEMBER 30, 2008

ANNEX J

WORLD TROPHY CORRESPONDENCE WITH THE SEC

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